Computation of Ratios of Earnings to Fixed Charges                   Exhibit 12
The Chase Manhattan Corporation and Subsidiaries

                                                     Quarter Ended
                                                       March 31,                          Year Ended December 31,
                                                  ------------------      -------------------------------------------------------
($ in millions)                                    1995        1994        1994        1993         1992        1991        1990
                                                  ------      ------      ------      ------       ------      ------      ------
Earnings:

Net Income (Loss)  . . . . . . . . . . . . . . .  $  260      $  364      $1,205      $  966       $  639      $  520      $ (334)
Less:  Cumulative Effect of Change in
       Accounting Principle* . . . . . . . . . .      --          --          --         500           --          --          --
                                                  ------      ------      ------      ------       ------      ------      ------
Net Income (Loss) Before Cumulative Effect
  of Change in Accounting Principle  . . . . . .     260         364       1,205         466          639         520        (334)
Less:  Equity in Undistributed Income (Loss)
       of Unconsolidated Subsidiaries and
       Associated Companies  . . . . . . . . . .       5           1           7          36           11         (32)        (40)
Income Taxes . . . . . . . . . . . . . . . . . .     154         223         565         265          186         124         203
Fixed Charges Excluding Interest On Deposits . .     525         624       2,187       2,670        2,277       1,988       3,190
                                                  ------      ------      ------      ------       ------      ------      ------
Total Earnings, Excluding Interest On
  Deposits, As Adjusted  . . . . . . . . . . . .     934       1,210       3,950       3,365        3,091       2,664       3,099
Interest On Deposits . . . . . . . . . . . . . .     650         525       2,326       2,014        2,935       4,374       5,273
                                                  ------      ------      ------      ------       ------      ------      ------
Total Earnings, Including Interest On
  Deposits, As Adjusted  . . . . . . . . . . . .  $1,584      $1,735      $6,276      $5,379       $6,026      $7,038      $8,372
                                                  ------      ------      ------      ------       ------      ------      ------
Fixed Charges:

Interest Expense and Amortization of Debt
  Discount and Issuance Costs,
    Excluding Interest On Deposits . . . . . . .  $  507      $  606      $2,119      $2,591       $2,205      $1,920      $3,115
One-Third of Net Rental Expenses . . . . . . . .      18          18          68          79           72          68          75
                                                  ------      ------      ------      ------       ------      ------      ------
Total Fixed Charges For Ratio, Excluding
  Interest On Deposits . . . . . . . . . . . . .     525         624       2,187       2,670        2,277       1,988       3,190
Interest On Deposits . . . . . . . . . . . . . .     650         525       2,326       2,014        2,935       4,374       5,273
                                                  ------      ------      ------      ------       ------      ------      ------
Total Fixed Charges For Ratio, Including
  Interest On Deposits . . . . . . . . . . . . .  $1,175      $1,149      $4,513      $4,684       $5,212      $6,362      $8,463
                                                  ------      ------      ------      ------       ------      ------      ------
Ratio Of Earnings To Fixed Charges:

Excluding Interest On Deposits . . . . . . . . .    1.8x        1.9x        1.8x        1.3x         1.4x        1.3x          **
Including Interest On Deposits . . . . . . . . .    1.3x        1.5x        1.4x        1.1x         1.2x        1.1x          **
                                                  ------      ------      ------      ------       ------      ------      ------

* Represents the cumulative effect of change in accounting principle relating to the adoption of SFAS 109 ("Accounting for Income Taxes") in the first quarter of 1993.

** For the year ended December 31, 1990, earnings did not cover fixed charges by $91 million primarily as a result of large additions to the Reserve for Possible Credit Losses and special charges.

For purposes of computing the consolidated ratios, earnings represent net income
(loss) plus applicable income taxes and fixed charges, less cumulative effect of change in accounting principle (for the year ended December 31, 1993) and equity in undistributed earnings (losses) of unconsolidated subsidiaries and associated companies. Fixed charges represent interest expense (exclusive of interest on deposits in one case and inclusive of such interest in the other), amortization of debt discount and issuance costs and one-third (the amount deemed to represent an interest factor) of net rental expense.




                                      43